Exhibit 23.1

[Letterhead of KPMG LLP]

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Evercel, Inc.

          We consent to the incorporation by reference in this Registration Statement of Evercel, Inc. (the "Company") on Form S-3 of our report dated March 14, 2002, with respect to the consolidated balance sheets of the Company as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), changes in stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, the two months ended December 31, 1999 and for the year ended October 31, 1999, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2001 and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
May 28, 2002